Exhibit 99

   PROTECTIVE ANNOUNCES RECORD 1Q2000 EARNINGS

BIRMINGHAM, Alabama (April 26, 2000) Protective Life Corporation (NYSE:PL) announced record first quarter results today. The Company's diluted operating income, which excludes realized investment gains and losses and related amortization, was $.63 per share in the 2000 first quarter, a 15% increase over the $.55 per share last year. Consolidated net income for the first quarter of 2000 was $43.0 million, compared to $36.6 million reported for the 1999 first quarter. Diluted net income per share was $.65 per share in the 2000 first quarter compared to $.56 per share last year.

Drayton Nabers, Jr., Chairman and Chief Executive Officer of the Company, stated: “In the first quarter our sales continued to be very strong in all of our divisions. Total individual life sales were 78% above the same quarter last year. Dental sales increased 36%, while Financial Institutions sales almost doubled with the acquisition of the Lyndon Insurance Group. Annuity sales were 50% above last year, and Stable Value sales were 6% higher. Operating income was at or above expectations in five of our seven divisions with our Individual Life and West Coast Divisions having record earnings. Earnings from our Lyndon acquisition were in line with plan. Higher than expected lapses in our prepaid dental line, and higher than expected claims in our Dental and Financial Institutions Divisions reduced earnings approximately $.07 per share. However, the successful sale of our Hong Kong affiliate more than offset these and other negative factors in the quarter that we do not expect to reoccur. We expect most claims will return to more normal levels in subsequent quarters. Though sales in our prepaid dental lines are encouraging, we do not expect revenue growth in this line before the fourth quarter.”

At March 31, 2000, the Company’s assets were $13.9 billion. Share-owners’ equity per share was $16.22 (excluding $2.30 per share of unrealized investment losses resulting from marking the Company’s securities to market value).

Operating return on average equity for the twelve months ending March 31, 2000 was 16.3%. (Average equity excludes the effect of unrealized gains and losses on share- owners' equity.)

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The table below sets forth operating income before income tax by business segment for the periods shown:

                      Operating Income Before Income Tax
                        for the quarter ending March 31
                                 (in thousands)

                                                    2000              1999
Life Insurance
         Individual Life                         $ 9,391          $  8,814
         West Coast                                8,622             5,582
         Acquisitions                             11,502            17,593
Specialty Insurance Products
         Dental and Consumer Benefits              6,069             8,606
         Financial Institutions                    5,912             5,234
Retirement Savings and Investment Products
         Stable Value Products                     8,655             6,790
         Investment Products                       3,414             3,060
Corporate and Other                               11,520               938
                                                  ------            ------
Total operating income before income tax         $65,085           $56,617
                                                  ======            ======

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. Please refer to Exhibit 99 of the Company’s most recent Form 10-Q for more information about factors which could affect future results.

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